Exhibit 1

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”) is made this 29th day of June, 2006, by and between REALTY INVESTMENT COMPANY, INC., a Maryland corporation (the “Pledgor” or the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Pledgee” or the “Bank”).

RECITALS

The Bank and the Borrower have entered into a Loan. Agreement dated the date hereof (which Loan Agreement, as it may from time to time be extended, amended, restated, supplemented or otherwise modified, is herein called the “Loan Agreement”), pursuant to which the Bank has agreed to make available to the Borrower a Revolving Credit Facility pursuant to which the Bank will from time to time make advances (collectively, the “Advances”) to the Borrower in the principal amount not to exceed $50,000,000,00 at any one time outstanding. The Borrower’s obligation to repay the principal of the Advances, with interest, is evidenced by the Borrower’s Revolving Credit Note of even date herewith made payable to the Bank (which Revolving Credit Note, as it may from time to time be extended, amended, restated, supplemented, substituted or otherwise modified, is herein called the “Note”). To induce the Bank to enter into the Loan Agreement and make the Revolving Credit Facility available to the Borrower, and as security for all of the Obligations (hereinafter defined), the Pledgor has agreed to grant to the Bank a continuing security interest in and to the Collateral (hereafter defined) pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and. sufficiency of which are hereby acknowledged, the Pledgor and the Bank agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1. Definitions. All capitalized terms which are not specifically defined in this Agreement shall have the meanings assigned to such terms in the Loan Agreement. In addition, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.1.

“Collateral Amount” means $100,000,000.00.

“Default” has the meaning set forth in Article V.

“Enforcement Costs” means any and all funds, costs, expenses and charges of any nature whatsoever (including, without limitation, reasonable attorney’s fees and expenses) advanced, paid or incurred by or on behalf of the Bank under or in connection with the enforcement of this Agreement, including, without limitation, (a) the compliance with any covenant, warranty, representation or agreement of the Borrower made in or pursuant to this Agreement or any of the other Financing Documents, (b) the collection or enforcement of any of the Obligations, this Agreement and any of the other Financing Documents, and (c) the exercise, preservation, maintenance, protection, operation, management, collection, sale or other disposition of, or realization upon, all or any part of the Collateral, the Security Interest and the rights and remedies of the Bank hereunder, under the other Financing Documents, under applicable law and otherwise.

“Event of Default” means an event which, with the giving of notice or the lapse of time, or both, could or would constitute a Default under the provisions of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance, judgment, lien, claim or charge of any kind in, on, of or in respect of, any asset or property or any rights to any asset or property, including, without limitation, (a) any interest: of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to any such asset or property, and (b) the filing of, or any agreement to give, any financing statement relating to any such asset or property under the Uniform Commercial Code of any jurisdiction.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated association, a government or political subdivision or agency thereof, or any other entity.

“Pledged Stock” has the meaning set forth in Section 2.1 and shall include the Additional Pledged Stock.

“Security Interests” means the security interests and other Liens in the Collateral granted hereunder.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Maryland.

SECTION 1.2. Rules of Construction. Unless otherwise defined herein and unless the context otherwise requires, all terms used herein which are defined by the UCC shall have the same meanings assigned to them by the UCC unless and to the extent varied by this Agreement. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule, and exhibit references are references to sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

ARTICLE II

THE COLLATERAL

SECTION 2.1. The Pledge. To secure the full and punctual payment of the Obligations in accordance with the terms thereof, and to secure the performance of this Agreement and the other Financing Documents, the Pledgor hereby transfers, pledges, assigns, sets over, delivers and grants to the Bank a continuing lien and security interest in and to all of the following property of the Pledgor, both now owned and existing and hereafter created, acquired and arising relating solely to the Pledged Stock (all being collectively referred to as the “Collateral”) and all right, title and interest of the Pledgor in and to the Collateral:

(a) Pledged Stock, Etc. (i) all of the shares of the common stock of Choice Hotels International, Inc. (“Choice Hotels”) listed on Exhibit A attached hereto and any additional shares of the capital stock of Choice Hotels delivered by the Pledgor to the Bank in the future pursuant to the Loan Agreement (which additional shares of stock shall be deemed to be added to Exhibit A at the time of delivery of such additional stock to the Bank) (collectively, the “Pledged Stock”), (ii) any certificates representing or evidencing the Pledged Stock, (iii) any and all other property which may be delivered to or held by the Bank pursuant to the provisions of this Agreement, in addition to or in substitution for the Pledged Stock, (iv) subject to Section 2.5 below, all payments of principal or interest, dividends, cash, income, profits, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon conversion of the Pledged Stock, and (v) subject to Section 2.5 below, any and all voting and other rights, powers and privileges accruing or incidental to an owner of the Pledged Stock and the other property referred to in subclauses (i) through (iv); and

(b) Proceeds. All cash and non-cash proceeds and products of the Collateral described in clause (a) above.

SECTION 2.2. Security Interests Security Only. The Security Interests are granted as security only and shall not subject the Bank to, or transfer or in any way affect or modify, any obligation or liability of the Pledgor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 2.3. Delivery, Etc.

(a) The Pledgor shall deliver or promptly cause to be delivered to the Bank:

(i) all certificates representing or evidencing the Pledged Stock which shall be accompanied by undated and irrevocable stock powers duly executed in blank by the Pledgor and a Regulation U purpose statement duly executed by the Pledgor relating to the initial Advance; and

(ii) all other property, instruments and papers comprising, representing or evidencing the Collateral or any part thereof accompanied by proper instruments of assignment or endorsement duly executed by the Pledgor.

(b) Notwithstanding anything to the contrary in this Agreement or any other Financing Document, the Pledgor may from time to time at the Pledgor’s option exchange the certificates or instruments representing or evidencing the Pledged Stock for certificates or instruments of smaller or larger denominations; provided, however, that any such exchange shall be for equivalent value, shall be reasonably acceptable to the Bank, and shall not result in the replacement or exchange of non-Rule 144 stock for Rule 144 stock. The Pledgee acknowledges and agrees that if the market value of the Pledged Stock at any time exceeds the Collateral Amount, the Pledgor may from time to time at the Pledgor’s option (but not more than once every calendar quarter) exchange the certificates or instruments representing or evidencing the Pledged Stock for certificates or instruments of a smaller aggregate denomination such that the Pledgee shall not hold and be in possession of Pledged Stock with a market value in excess of the Collateral Amount, The Pledgee shall have Security Interests in the Pledged Stock and no other stock of Choice Hotels or other stock, partnership interest or other ownership interest in any entity owned by the Pledgor. The Pledgee shall, from time to time, at no expense to the Pledgee, execute, deliver and acknowledge any statement, assignment, instrument, paper, agreement or other document reasonably requested by the Pledgor to acknowledge or evidence any of the foregoing in this Section 2.3(b).

SECTION 2.4. Record Owner of Collateral. So long as the Pledgor remains the record owner of all or any part of the Collateral, the Pledgor will promptly, upon request of the Bank, give to the Bank copies of any notices or other communications received by it with respect to Collateral registered in the name of the Pledgor.

SECTION 2.5. Voting Rights; Dividends and Interest; etc.

(a) Unless and until a Default shall have occurred and is continuing:

(i) The Pledgor shall be entitled to exercise any and all voting and other rights, powers and privileges accruing to an owner of the Pledged Stock or any part thereof for any purpose consistent with the terms of this Agreement, the Loan Agreement and the other Financing Documents; and

(ii) The Pledgor shall be entitled to receive and retain any and all dividends, cash, income, profits, instruments, securities, and other property from time to time paid or distributed on the Pledged Stock, unless any such instruments or securities are issued in connection with a stock split or replacement of the Pledged Stock, in which case such instruments or securities shall be delivered to the Pledgee.

(b) Upon the occurrence and during the continuance of a Default, all rights of the Pledgor to receive any dividends, cash, income, profits, instruments, securities and other property which the Pledgor is authorized to receive pursuant to paragraph (a) (ii) of this Section 2.5 shall cease, and the Bank shall have the sole and exclusive right and authority to receive and retain any such dividends, cash, income, profits, instruments, securities and other property. All dividends, cash, income, profits, instruments, securities and other property which are received by the Pledgor contrary to the provisions of this Section 2.5 shall be received in trust for the benefit of the Bank, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Bank in the same form as so received (with any necessary endorsement which the Pledgor agrees to make). Any and all money and other property paid over to or received by the Bank pursuant to the provisions of this subparagraph (b) shall be retained by the Bank in an interest-bearing account to be established by the Bank upon receipt of such money or other property and shall be applied to the Obligations in accordance with the provisions of Section 6 hereof. Any interest accrued on such account shall be the property of the Pledgor and shall be applied to the Obligations in accordance with this Agreement.

(c) Upon the occurrence and during the continuance of a Default, all rights of the Pledgor to exercise the voting and other rights, powers and privileges which it is entitled to exercise pursuant to paragraph (a) (i) of this Section 2.5 shall cease, and the Bank shall have the sole and exclusive right and authority to exercise such voting and other rights, powers and privileges.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Bank that the following statements are true, correct and complete:

SECTION 3.1. Title and Authority. The Pledgor is the owner of the Collateral and has good and marketable title to the Collateral free and clear of any Liens. The Pledgor has full power and authority to grant the Security Interests to the Bank in the Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement without the consent or approval of any Person other than any consent or approval which has been obtained.

SECTION 3.2. Pledged Stock. All shares of stock included in the Pledged Stock have been duly authorized and validly issued, are fully paid and non-assessable and are subject to no options to purchase or similar rights of any Person. The Pledgor is not and will not become a party to or otherwise bound by any agreement other than this Agreement, which restricts in any manner the rights of any present or future holder of any of the Pledged Stock.

SECTION 3.3. Acquisition of Pledged Stock. All shares of the Pledged Stock owned by the Pledgor on the date hereof were acquired by Pledgor more than two (2) years prior to the date of this Agreement.

SECTION 3.4. Validity, Perfection and Priority of Security Interest. By virtue of the execution and delivery of this Agreement and upon delivery to the Bank of the Collateral (or certificates, instruments or other papers representing or evidencing the Collateral) in accordance with the provisions of this Agreement, the Bank will have a valid and perfected Lien on the Collateral subject to no prior or other Liens. No registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Agreement or necessary for the validity or enforceability of this Agreement or for the perfection of the Security Interests, except for any filings which may be required to be made with the Securities and Exchange Commission or the Maryland Division of Securities of the Office of the Attorney General or compliance with any other relevant blue sky securities laws prior to the sale of the stock after the occurrence of a Default.

SECTION 3.5. Additional Representations. This Agreement does not constitute a prohibited transfer under any law, statute, regulation or ordinance, including the Securities Act of 1933; there is no provision of any existing mortgage, indenture, contract, subscription agreement or other agreement binding on the Pledgor or affecting its property which would conflict or in any way prevent the execution, delivery or carrying-out of the terms of this Agreement; and the Pledgor has delivered to the Bank any and all certificates evidencing the Collateral, together with any necessary powers or endorsements.

SECTION 3.6. Survival. All representations and warranties contained in or made under or in connection with this Agreement (a) shall survive the execution, delivery and performance of this Agreement, and (b) shall be true, correct and complete at all times during which any of the Obligations (or commitments therefor) are outstanding with the same effect as if such representations and warranties had been made at such times.

ARTICLE IV

COVENANTS OF PLEDGOR AND BANK

SECTION 4.1. Title, Liens and Taxes. The Pledgor shall, at its cost and expense, take any and all actions necessary to defend its title to the Collateral against all Persons and to defend the Security Interest of the Bank in the Collateral and the priority (or intended priority) thereof, against any adverse Lien of any nature whatsoever. Except to the extent contested in good faith, the Pledgor will pay all taxes and assessments levied or placed on the Collateral prior to the date when any interest or penalty would accrue for the nonpayment thereof.

SECTION 4.2. Further Assurances. The Pledgor shall, from time to time, at its expense, execute, deliver, acknowledge and cause to be duly filed, recorded or registered any statement, assignment, endorsement, instrument, paper, agreement or other document and take any other action that from time to time may be necessary or desirable, or that the Bank may reasonably request, in order to create, preserve, continue, perfect, confirm or validate the Security Interests or to enable the Bank to obtain the full benefits of this Agreement or to exercise and enforce any of its rights, powers and remedies hereunder. The Pledgor shall pay all costs of, and incidental to, the filing, recording or registration of any such document as well as any recordation, transfer or other tax required to be paid in connection with any such filing, recordation or registration. The Pledgor hereby covenants to save harmless and indemnify the Bank from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes and recording costs incurred by the Bank in connection with this Agreement which covenant shall survive the termination of this Agreement and the payment of all other Obligations.

SECTION 4.3. Sale of Collateral and Reserved Shares. Without the prior written consent of the Bank, the Pledgor will not sell, lease, assign, transfer, dispose of, pledge or grant or permit a Lien to exist on, the Collateral except as otherwise permitted by this Agreement and the Loan Agreement.

SECTION 4.4. Other Documents. The Pledgor authorizes the Bank to file financing statements covering the Collateral. The Pledgor agrees to pay all taxes, fees and costs (including attorneys’ fees) paid or incurred by the Bank in connection with the preparation, filing or recordation thereof. The Pledgor shall not file any amendments, correction statements, or termination statements concerning the Collateral without the prior written consent of the Bank.

SECTION 4.5. Care of Collateral. The Pledgor shall have all risk of loss of the Collateral. The Bank shall have no liability or duty, either before or after the occurrence of an Event of Default, on account of loss of or damage to, or to collect or enforce any of its rights against, the Collateral, to collect any income accruing on the Collateral, or to preserve rights against other parties. If the Bank actually receives any notices requiring action with respect to the Collateral, the Bank shall take reasonable steps to forward such notices to the Pledgor. Except as otherwise provided in this Agreement, the Pledgor is responsible for responding to notices concerning the Collateral, voting the Collateral, and exercising rights and options, calls and conversions of the Collateral. The Bank’s sole responsibility is to take such action as is reasonably requested by the Pledgor in writing, however, the Bank is not responsible to take any action that, except as set forth in Section 2.3(b) above, in the Bank’s sole judgment, would affect the value of the Collateral as security for the Obligations adversely. While the Bank is not required to take certain actions, if action is needed, in the Bank’s sole discretion, to preserve and maintain the Collateral, the Pledgor authorizes the Bank to take such action, but the Bank is not obligated to do so.

SECTION 4.6. Replacement of Lost, Damaged or Destroyed Stock Certificate. Notwithstanding Section 4.5 above, the Bank agrees that, if any certificates evidencing or representing the Pledged Stock are lost, damaged or destroyed while in the Bank’s possession, custody or control, the Bank shall be responsible for replacing any such certificates and for the cost of doing so, and the Pledgor shall reasonably cooperate with the Bank in connection with any such replacement.

ARTICLE V

DEFAULT

The occurrence of any one or more of the following events shall constitute a default under the provisions of this Agreement, and the term “Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

SECTION 5.1. Perform, etc. Certain Provisions of this Agreement. The failure of the Pledgor to perform, observe or comply with any of the provisions of Section 4.3 of this Agreement;

SECTION 5.2. Perform, etc. Other Provisions of This Agreement. The failure of the Pledgor to perform, observe or comply with any of the provisions of this Agreement other than those covered by Section 5.1 above, and such failure is not cured to the satisfaction of the Bank within a period of thirty (30) days after the date of written notice thereof by the Bank to the Pledgor; or

SECTION 5.3. Default under Other Financing Documents. If a “Default” (as defined and described therein) occurs and is continuing under the provisions of the Loan Agreement or any of the other Financing Documents (other than this Agreement) which is not cured within applicable cure or grace periods, if any.

ARTICLE VI

RIGHTS AND REMEDIES

SECTION 6.1. Rights and Remedies of the Bank. Upon the occurrence and during the continuation of a Default (after the expiration of any applicable cure periods), the Bank may, without notice or demand other than expressly provided for under the provisions of this Agreement, exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to the rights and remedies available to the Bank under the other provisions of this Agreement and the other Financing Documents, the rights and remedies of a secured party under the UCC and all other rights and remedies available to the Bank under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

(a) Upon notice as hereinafter set forth, the Bank may sell so much of the Collateral as shall be reasonably necessary to satisfy the Obligations, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Bank shall deem, appropriate, and at such price or prices satisfactory to the Bank. The Bank shall be authorized at any such sale (if it deems it reasonably advisable to do so) to restrict the prospective bidders or purchasers of any of the Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Bank shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives all rights of redemption, stay, valuation and appraisal which the Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Bank shall give the Pledgor 10 days prior written notice (which the Pledgor agrees is reasonable notice within the meaning of Section 9-504(3) of the UCC) of the Bank’s intention to make any sale or other disposition of Collateral. The Bank agrees that, before the expiration of the ten (10) day notice period, the Pledgor may deliver to the Pledgee substitute Collateral of equivalent value acceptable to the Pledgee in its sole and reasonable discretion, which the Pledgee may sell in the same time frame as the replaced Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange and, in the case of a private sale or other disposition, shall state the date after which such sale or other disposition may be made. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Bank may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Bank may (in its sole and absolute discretion) determine. The Bank shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Bank until the sale price is paid in full by the purchaser or purchasers thereof, but the Bank shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public sale made pursuant to this Section 6.1, the Bank may bid for or purchase, free from any right of redemption, stay or appraisal on the part of the Pledgor (all of such rights being also hereby waived and released by the Pledgor), the Collateral offered for sale and may make payment on account thereof by using any claim then due and payable to the Bank from the Pledgor as a credit against the purchase price, and the Bank may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Pledgor therefor.

The Pledgor acknowledges that compliance with applicable federal and state securities laws (including, without limitation, the Securities Act of 1933, as amended, Blue Sky or other state securities laws or similar laws now or hereafter existing analogous in purpose or effect) might very strictly limit or restrict the course of conduct of the Bank if the Bank were to attempt to sell or otherwise dispose of all or any part of the Collateral which is comprised of securities, and might also limit or restrict the extent to which or the manner in which any subsequent transferee of any such securities could sell or dispose of the same. The Pledgor further acknowledges that under applicable laws, the Bank may be held to have certain general duties and obligations to the Pledgor, as pledgor of the Collateral, to make some reasonable effort toward obtaining a fair price for the Collateral even though the obligations of the Pledgor may be discharged or reduced by the proceeds of sale at a lesser price. The Pledgor understands and agrees that a sale by the Bank shall not be deemed to be commercially unreasonable solely on the grounds that the Bank shall accept the first offer received or does not approach more than one possible purchaser provided that the Bank attempts in good faith to obtain a fair price and the Bank’s actions are in accordance with reasonable commercial standards. Without limiting their generality, the foregoing provisions would apply if, for example, the Bank were to place all or any part of such securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of such securities for its own account, or if the Bank placed all or any part of such securities privately with a purchaser or purchasers.

The Pledgor recognizes that the Bank may be unable to effect a public sale of all or a part of the Collateral by reason by certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire all or a part of the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor agrees that any private sale so made may be at prices and on other terms less favorable to the seller than if such Collateral were sold at public sale, and that the Bank has no obligation to delay the sale of such Collateral for the period of time necessary to permit registration of the Collateral for public sale under any securities laws. The Pledgor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonably manner. If any consent, approval or authorization of any federal, state, municipal or other governmental department, agency, or authority should be necessary to effectuate any sale or other disposition of the Collateral, or any partial sale or other disposition of the Collateral, the Pledgor will execute all such applications and other instruments as may be required in connection with obtaining any such consent, approval or authorization, and will otherwise use its commercially reasonable efforts to obtain the same.

(b) If it shall be reasonably necessary to do so, the Bank may, as an alternative to exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(c) In conjunction with any sale of all or any part of the Collateral which is comprised of securities, the Pledgor (i) will, at any time and from time to time, upon the request of the Bank (to the extent reasonably necessary to enable the Bank to exercise its remedies hereunder), use its commercially reasonable efforts to cause the issuer of such securities to take such action and prepare, distribute and/or file such documents and papers, as are required or advisable in the opinion of the Bank and/or its counsel to permit the sale of such securities whether at public sale, private sale or otherwise, (ii) will use its commercially reasonable efforts to cause the issuer of such securities to qualify, file or register, any of such securities under federal and state securities laws and regulations (including, without limitation, the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission and state Blue Sky or other securities laws) as may be requested by the Bank, and to cause the issuer of such securities to keep effective all such qualifications, filings or registrations, (iii) agrees to hold harmless, indemnify and defend the Bank from and against all loss, liability, expenses, costs, fees, disbursements (including, without limitation, reasonable fees and disbursements of the Bank’s legal counsel) and claims which may be incurred insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading but except to the extent that any such loss, liability, expense or claim may have been caused by any untrue statement or omission based upon information furnished in writing to the Pledgor or the issuer of such securities by the Bank or any underwriter expressly for use therein, (iv) will bear all costs and expenses of carrying out its obligations under this subsection which shall be a part of the Enforcement Costs and the Obligations secured hereby, and (v) acknowledges that there is no adequate remedy at law for the failure by the Pledgor to comply with the provisions of this subsection and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this subsection may be specifically enforced. By signing the execution of this Agreement, the Pledgor has not waived any rights which it may have as the owner of the Pledged Stock to pursue any remedies which it may have against the issuer of the Pledged Stock for (among other things) the failure of the issuer to provide, accurate form, the information and/or documentation described in this subparagraph (c). In addition, after payment in full of all of the Obligations, the Pledgor will be subrogated to all of the rights to which the Bank may have against such issuer with respect to a failure to provide such information and/or documentation.

SECTION 6.2. Application. The proceeds of collection, sale or other disposition of all or any part of the Collateral coming into the Bank’s possession may be applied by the Bank as set forth in the Loan Agreement.

SECTION 6.3. No Waiver, Etc. No failure or delay by the Bank to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Bank from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Bank shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a Default for failure to effect such prompt payment of any such other amount; provided, however, that if any such late payment is made to the representative of the Bank identified in Section 7.3 hereof, the Bank shall immediately notify the Pledgor after acceptance of any such late payment, if the acceptance of such late payment does not constitute a waiver of the Default for failure to make prompt payment of such amount. The payment by the Pledgor or any other Person and the acceptance by the Bank of any other amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which a Default exists shall not in any way or manner be construed as a waiver of such Default by the Bank or preclude the Bank from exercising any right, power or remedy consequent upon such Default; provided, however, that if any such payment is made to the representative of the Bank identified in Section 7.3 hereof, the Bank shall immediately notify the Pledgor after acceptance of any such payment, if the acceptance of such payment does not constitute a waiver of the existing Default.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Course of Dealing; Amendment. No course of dealing between the Bank and the Pledgor shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents. The Bank shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same. This Agreement may not be amended, modified, or changed in any respect except by an agreement, in writing, signed by the Bank and the Pledgor.

SECTION 7.2. Waiver of Default. The Bank may, at any time and from time to time, execute and deliver to the Pledgor a written instrument waiving, on such terms and conditions as the Bank may specify in such written instrument, any of the requirements of this Agreement or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument. In the case of any such waiver, the Pledgor and the Bank shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder. No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.3. Notices. All notices, requests and demands to or upon the parties to this Agreement shall be deemed to have been given or made when delivered by hand, or three days after the same are deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or, in the case of facsimile transmission, when properly transmitted, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

Pledgor:	Realty Investment Company, Inc.
10770 Columbia Pike, Suite 100
Silver Spring, Maryland 20901
Attention: Sherry L. Hurley, President
Facsimile No.: 301-592-1306

Bank:	Wachovia Bank, National Association
1753 Pinnacle Drive
McLean, Virginia 22102
Attention: Monica Sevila, Senior Vice President
Facsimile No.: 703-760-6300

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

SECTION 7.4. Performance for Pledgor. The Pledgor hereby appoints the Bank the attorney-in-fact of the Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Bank may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Bank shall have the right, upon the occurrence and during the continuance of a Default, with full power of substitution either in the Bank’s name or in the name of the Pledgor, (a) to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all moneys due or to become due and under and by virtue of any Collateral, (b) to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any interest, dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof, (c) to give full discharge for all or any part of the Collateral, (d) to settle, compromise, prosecute or defend any action, claim or proceeding with respect to all or any part of the Collateral, (e) to sell, assign, endorse, pledge, transfer and make any agreement respecting such portion of the Collateral as shall be reasonably necessary to satisfy the Obligations, or (f) otherwise deal with all or any part of the Collateral as though the Bank were the absolute owner thereof; provided, however, that nothing herein contained shall be construed as requiring or obligating the Bank to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Bank, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or become due in respect thereof or any property covered thereby, and no action taken by the Bank or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Pledgor or to any claim or action against the Bank: provided, however, that the Bank shall be responsible to the Pledgor for any loss incurred as a result of the Bank’s gross negligence or willful misconduct.

SECTION 7.5. Enforcement Costs. The Pledgor shall pay to the Bank within ten (10) days after written demand all Enforcement Costs together with interest thereon from the date advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate (as defined in the Loan Agreement). Enforcement Costs together with interest thereon shall be included in the Obligations secured hereby.

SECTION 7.6. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective.

SECTION 7.7. Survival. Ail representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement and all other Financing Documents.

SECTION 7.8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Bank and their respective personal representatives, successors and assigns, except that the Pledgor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank and the Bank’s right to assign its rights hereunder shall be subject to the terms and conditions set forth in the Loan Agreement.

SECTION 7.9. Continuing Agreement; Absolute Pledge. Etc. This Agreement and the Security Interests shall be continuing and binding on the Pledgor regardless of how long before or after the date hereof any of the Obligations were or are incurred. This Agreement and the Security Interests shall terminate when all of the Obligations have been indefeasibly paid in full and no commitments therefor are outstanding, at which time the Bank will reassign and deliver to the Pledgor, against receipt, such of the Collateral as is still held by the Bank (if any) and not sold or otherwise applied by the Bank pursuant to the terms hereof. Any such reassignment shall be without recourse to or warranty by the Bank at the expense of the Pledgor, provided, however, that the Bank shall be responsible to the Pledgor for any loss incurred as a result of the Bank’s gross negligence or willful misconduct.

The obligations and liabilities of the Pledgor hereunder shall in no way be affected, limited, impaired, modified or released by, subject to or conditioned upon, and may be enforced against the Pledgor irrespective of (a) any attempt, pursuit, enforcement or exhaustion of any rights and remedies the Bank may at any time have to collect any or all of the Obligations (whether pursuant to any of the Financing Documents or otherwise) from any maker, endorser, surety or guarantor of, or pledgor of collateral and security for, all or any part of the Obligations (each such other maker, endorser, surety, guarantor or pledgor an “Obligor” and collectively “Obligors”), and/or by any resort or recourse to or against any collateral and security for all or any part of the Obligations, or (b) any counter-claim, recoupment, setoff, reduction or defense based on any claim the Pledgor may now or hereafter have against any Obligor.

The Pledgor hereby waives (a) demand for observance, performance or enforcement of, or notice of default under, any of the provisions of this Agreement or any of the Financing Documents, and all other demands and notices otherwise required by law which the Pledgor may lawfully waive, except for any notice expressly provided for herein or in any other Financing Document, (b) any right or claim to cause a marshaling of the assets of the Pledgor or any Obligor, and (c) any defense at law or in equity based on the adequacy or value of the consideration for this Agreement.

SECTION 7.10. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the Laws of the State of Maryland, both in interpretation and performance.

SECTION 7.11. Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

SECTION 7.12. Exhibits and Schedules. Any exhibits and schedules attached to this Agreement are an integral part hereof and are hereby incorporated herein and included in the term “this Agreement”.

SECTION 7.13. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

SECTION 7.14. Termination. Upon and after the date that the Obligations have been paid in full and the Pledgee has no further commitment to make advances under any of the Financing Documents (the “Termination Date”), this Agreement and the other Financing Documents shall automatically terminate and the Pledgor shall have no further obligations or liabilities to the Pledgee under this Agreement or any of the other Financing Documents. Within five (5) days after the Termination Date, the Pledgee shall return the Pledged Stock and any other Collateral to the Pledgor. On or after the Termination Date, the Pledgee shall execute and deliver to the Pledgor at no cost to the Pledgee, such releases or other evidence of termination as may be requested by the Pledgor in order to effect or evidence more fully the matters covered by this Section 7.14 and the Pledgor is authorized to file a UCC-3 Amendment (Termination) to evidence the foregoing.

SECTION 7.15. Re-Pledge of Collateral. The Bank will not re-pledge the Pledged Stock as collateral for any obligation.

IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement under their respective seals as of the day and year first written above.

WITNESS/ATTEST:	REALTY INVESTMENT COMPANY, INC.

	By:		(SEAL)

Sherry L. Hurley, President

WITNESS/ATTEST:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:		(SEAL)

Barbara K. Angel, Senior Vice President

STATE OF MARYLAND, COUNTY OF Montgomery TO WIT:

I HEREBY CERTIFY, that on this 29th day of June, 2006, before me, a Notary Public of said State, personally appeared Sherry L. Hurley, who acknowledged herself to be President of Realty Investment Company, Inc., a corporation formed under the laws of Maryland, known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing instrument and acknowledged that she executed the same for the purposes therein contained as the duly authorized President of the corporation by signing the name of the corporation by herself as its President.

WITNESS my hand and Notarial Seal.

Notary Public

My Commission Expires: 2/1/2009

STATE OF MARYLAND, COUNTY OF Montgomery TO WIT:

I HEREBY CERTIFY, that on this 29th day of June, 2006, before me, a Notary Public of said State, personally appeared Barbara K. Angel, who acknowledged herself to be Senior Vice President of Wachovia Bank, National Association, a national banking association, known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing instrument and acknowledged that she executed the same for the purposes therein contained as the duly authorized Senior Vice President of Wachovia Bank, National Association by signing the name of the bank by herself as Vice President.

WITNESS my hand and Notarial Seal.

Notary Public

My Commission Expires: 2/1/2009

EXHIBIT A

Issuer Pledged Stock	Type of Stock	No. of Shares	Certificate No.	CUSIP

Choice Hotels International, Inc.	Common	500,000	CHI 1042	169905 10 6
Choice Hotels International, Inc.	Common	500,000	CHI 1043	169905 10 6
Choice Hotels International, Inc.	Common	250,000	CHI 1045	169905 10 6
Choice Hotels International, Inc.	Common	100,000	CHI 1046	169905 10 6
Choice Hotels International, Inc.	Common	100,000	CHI 1047	169905 10 6
Choice Hotels International, Inc.	Common	50,000	CHI 1048	169905 10 6
Choice Hotels International, Inc.	Common	100,000	CHI 2691	169905 10 6
Choice Hotels International, Inc.	Common	100,000	CHI 2692	169905 10 6
Choice Hotels International, Inc.	Common	100,000	CHI 2693	169905 10 6
Choice Hotels International, Inc.	Common	100,000	CHI 2694	169905 10 6